EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of February 26, 2008, by and between IntraLinks, Inc., a Delaware corporation with its principal place of business at 150 East 42nd Street, New York, NY 10017 (hereinafter referred to as “IntraLinks”), and J. Andrew Damico, residing at _____________________________________________ (hereinafter referred to as “Executive”).

WHEREAS, IntraLinks desires to employ Executive as President and Chief Executive Officer (the “CEO”), subject to the terms and conditions of this agreement (the “Agreement”).

NOW, THEREFORE, in consideration of the promises and covenants herein, the parties agree as follows:

1.           Employment

Executive is and will be an employee at will, which means that either the Executive or IntraLinks may terminate the employment relationship at any time, with or without “Cause”, as defined below, or notice, subject to the provisions of Sections 5 and 6 of this Agreement.

2.           Duties

2.1         Executive shall, during the term of his employment with IntraLinks, perform the duties of President and CEO as provided in the bylaws of IntraLinks and shall perform such other duties as shall be specified and designated from time to time by the Board of Directors.  Executive shall devote his full business time and effort to the performance of his duties hereunder.

2.2         Executive’s employment hereunder shall be subject to the rules and regulations of IntraLinks involving the general conduct of business of IntraLinks in force from time to time and applicable to senior executives of IntraLinks.

3.           Board Seat

As long as Executive is IntraLinks’ CEO, Executive shall be entitled to a seat on IntraLinks’ Board of Directors.  Executive shall not be entitled to any additional compensation in his capacity as a director of IntraLinks.

4.           Compensation

4.1         Salary.  IntraLinks shall pay Executive an annualized salary of $325,000.00 (the “Annual Salary”), in accordance with the customary payroll practices of IntraLinks applicable to senior executives.  Executive’s Annual Salary shall be reviewed annually in accordance with IntraLinks’ policy and may be adjusted in the sole discretion of IntraLinks.

4.2         Bonus.  Executive shall be eligible to receive an annual bonus (with a target “at plan” amount for the year 2008 equal to 50% of the amount of Annual Salary actually paid or accrued during the calendar year), the criteria for, exact amount and award of said bonus to be determined in the discretion of the Board of Directors.  Any and all bonus compensation shall be deemed earned at the time of the award and payment thereof.  Executive shall be eligible to receive any such bonus only if Executive is actively employed by IntraLinks on the date such bonuses, if any, are paid and Executive has not given notice of resignation or been given notice of termination by IntraLinks for “Cause”, as defined in this Agreement, on or prior to that date.

4.3         Benefits.  Executive shall be eligible to participate in IntraLinks’ employee benefits plans, subject to the terms and conditions of the applicable plan documents, and subject to IntraLinks’ right to amend, terminate, increase costs and/or take other similar action with respect to any or ail of its benefit plans, as with all other plans and programs of IntraLinks.

4.4         Expenses.  IntraLinks shall pay or reimburse Executive for all reasonable out-of-pocket expenses actually incurred by Executive in the performance of Executive’s services under this Agreement, in accordance with IntraLinks’ expense reimbursement policies in effect from time to time (including timely submission of proof of such expenses (including, in the case of reimbursements, proof of payment) in such form as IntraLinks may require).

4.5         Vacation.  Executive shall be entitled to paid time off including sick days and personal days as provided under IntraLinks policy in effect from time to time.

4.6         Delivery of Compensation.  In the event of Executive’s death, any accrued but unpaid payments by IntraLinks hereunder shall be made to the executors or administrators of Executive’s estate against the delivery of such tax waivers, proper letters testamentary and other documents as IntraLinks may reasonably request.

5.           Termination upon Death or Disability

This Agreement shall terminate upon Executive’s death.  If Executive becomes disabled, IntraLinks may terminate Executive’s employment by written notice to Executive.  For purposes hereof, “disability” shall be defined to mean Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for a period of forty-five (45) days from the date of such disability as determined by an approved medical doctor selected by the mutual agreement of the parties hereto.  In the event that the parties hereto cannot agree on an approved medical doctor, each party shall select a medical doctor and the two doctors shall select a third medical doctor who shall serve as the approved medical doctor hereunder.  Upon death or termination of employment by virtue of disability, Executive (or Executive’s estate or beneficiaries in the case of the death of Executive) shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment other than (i) Annual Salary earned and accrued under this Agreement prior to the effective date of termination; (ii) earned, accrued and vested benefits and paid time off, subject to the terms of the plans applicable thereto; and (iii) reimbursement under this Agreement for expenses incurred prior to the effective date of termination.  This Agreement shall otherwise terminate upon the effective date of the termination of employment and Executive shall have no further rights hereunder.

6.           Other Terminations of Employment

6.1         Termination for Cause.  If Executive (i) is convicted of or enters a plea of guilty or nolo contendere to a felony, a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the business of IntraLinks; (ii) in the performance of his duties hereunder or otherwise to the detriment of IntraLinks, engages in (A) misconduct, (B) willful or gross neglect, (C) fraud, (D) misappropriation, (E) embezzlement or (F) theft; (iii) disobeys the lawful directions of the Board of Directors; (iv) fails to comply with the reasonable policies and practices of IntraLinks; (v) fails to devote substantially all of his business time and effort to IntraLinks; or (vi) is adjudicated in any civil suit, or acknowledges in writing in any agreement or stipulation, to the commission of any theft, embezzlement, fraud, or other intentional act of dishonesty involving any other person, IntraLinks may terminate Executive’s employment hereunder.  Notwithstanding any other provision of this Agreement, if IntraLinks terminates Executive’s employment in accordance with the terms of this Section 6.1 for Cause, Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment other than (x) Annual Salary earned and accrued under this Agreement prior to the effective date of termination; (y) earned, accrued and vested benefits and paid time off under this Agreement prior to the effective date of termination, subject to the terms of the plans applicable thereto; and (z) reimbursement under this Agreement for expenses incurred prior to the effective date of termination.  This Agreement shall otherwise terminate upon the effective date of the termination of employment and Executive shall have no further rights hereunder.

6.2         Termination by Executive.  Notwithstanding any other provision of this Agreement, if Executive terminates his employment under this Section 6.2, Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment other than (i) Annual Salary earned and accrued under this Agreement prior to the effective date of termination; (ii) earned, accrued and vested benefits and paid time off under this Agreement prior to the effective date of termination, subject to the terms of the plans applicable thereto; and (iii) reimbursement under this Agreement for expenses incurred prior to the effective date of termination.  This Agreement shall otherwise terminate upon the effective date of the termination of employment and Executive shall have no further rights hereunder.  Executive shall endeavor to provide 60 days’ prior written notice to IntraLinks if he terminates his employment under this Section 6.2.

6.3         Termination Without Cause.  IntraLinks may terminate Executive’s employment at any time for any reason.  If Executive’s employment with IntraLinks is terminated pursuant to this Section 6.3, Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment other than:

(a)         Annual Salary earned and accrued under this Agreement prior to the effective date of termination;

(b)         an additional six (6) months of Annual Salary at the rate in effect at termination payable in a lump sum, subject to applicable withholding taxes, on or about the fifteenth business day following Executive’s execution of his release agreement; and

(c)         payment of the premiums for Executive’s group health insurance coverage pursuant to COBRA, if eligible and elected, for a period of six (6) months, or until such sooner date that Executive accepts employment with another employer;

provided that after expiration of the relevant COBRA payment period above, IntraLinks will allow Executive to continue such coverage at his own expense for the remainder of any COBRA continuation period pursuant to applicable law and Executive shall notify IntraLinks immediately upon acceptance of employment with another employer;

(d)         earned, accrued and vested benefits and paid time off under this Agreement prior to the effective date of termination, subject to the terms of the plans applicable thereto; and

(e)         reimbursement under this Agreement for expenses incurred prior to the effective date of termination.

No payment or other consideration under this Section 6.3 shall be paid or given unless Executive executes and does not revoke a customary and reasonable agreement releasing all claims against IntraLinks as required by IntraLinks at the time of Executive’s termination.

This Agreement shall otherwise terminate upon the effective date of the termination of employment and Executive shall have no further rights hereunder.

7.           Covenants of Executive.

7.1         Non-Competition; Non-Solicitation.  As a material inducement to IntraLinks to enter into this Agreement, Executive hereby expressly agrees to be bound by the following covenants, terms and conditions.  Executive hereby agrees that he has had and/or will have access to trade secrets, proprietary and confidential information relating to IntraLinks and its affiliates and their respective clients, including but not limited to, marketing data, financial information, client and prospect lists (including without limitation, computer- and web-based compilations (including but not limited to salesforce.com or other CRM system data) maintained by IntraLinks or its affiliates or Executive), and details of programs and methods, potential and actual acquisitions, divestitures and joint ventures, pricing policies, strategies, terms of service, business and product plans, cost information and software, in each case of IntraLinks, its affiliates and/or their respective clients.  Accordingly, Executive voluntarily enters into the following covenants to provide IntraLinks with reasonable protection of those interests:

(a)           Executive agrees that during the term of his employment with IntraLinks and for a period of two (2) years thereafter, Executive shall not, alone or as an employee, officer, director, agent, shareholder (other than an owner of 1% or less of the outstanding shares of any publicly-traded company), consultant, partner, member, owner or in any other capacity, directly or indirectly:

(i)           engage in any Competitive Activity, as defined below, within or with respect to any location in the United States or abroad in which Executive performed or directed his services (including but not limited to sales and customer support calls, whether conducted in person, by telephone or online) at any time during the twelve month period immediately preceding the termination of Executive’s employment for any reason (the “Territories”), or assist any other person or organization in engaging in, or preparing to engage in, any Competitive Activity in such Territories;

(ii)           solicit or provide services to any Clients, as defined below, of IntraLinks and/or any of its affiliates, on his own behalf or on behalf of any third party, in furtherance of any Competitive Activity.  For purposes of this Section 7, “Client” shall mean any current or former customer of IntraLinks or user of IntraLinks’ services or software at any time during the term of Executive’s employment with IntraLinks;

(iii)           encourage, participate in or solicit any employee or consultant of IntraLinks and/or any affiliate to engage in Competitive Activity or to accept employment with any third party whether or not engaged in Competitive Activity.  This subsection (iii) shall be limited to employees and consultants who: (A) are current employees or consultants; or (B) left the employment of IntraLinks or whose provision of services to IntraLinks terminated within the twelve (12) month period prior to Executive’s termination of employment with IntraLinks for any reason; and

(iv)           for purposes of this Agreement, “Competitive Activity” shall mean any offering, sale, licensing or provision by any entity of any software, application service or system, in direct competition with IntraLinks’ offerings and including electronic or digital document repositories for facilitating transactional due diligence, mergers, acquisitions, divestitures, financings, investments, investor relations, research and development, clinical trials or other business processes for which IntraLinks’ products or services are or have been used during the twelve (12) month period preceding termination of Executive’s employment for any reason.

(b)           Executive agrees that the foregoing restrictions are reasonable and justified in light of: (i) the nature of IntraLinks’ business and customers; (ii) the confidential and proprietary information to which Executive has had and will have exposure and access during the course of his employment with IntraLinks; and (iii) the need for the adequate protection of the business and the goodwill of IntraLinks.  In the event any restriction in this Section 7 is deemed to be invalid or unenforceable by any court of competent jurisdiction, Executive agrees to the reduction of said restriction to such period or scope that such court deems reasonable and enforceable.

(c)           Executive acknowledges and agrees that any breach of this Section 7 shall cause IntraLinks immediate, substantial and irreparable harm and therefore, in the event of any such breach, Executive agrees that he or she shall immediately forfeit all compensation paid or payable pursuant to 6.3(b), without prejudice to any other remedies which may be available to IntraLinks, and IntraLinks shall have the right to seek specific performance and injunctive relief, without the need to post a bond or other security.

(d)           Executive acknowledges and agrees that the provisions of this Section 7 are in addition to, and not in lieu of, any non-solicitation, non-competition, confidentiality, nonraid and/or similar obligations which Executive may have with respect to IntraLinks and/or its affiliates, whether by agreement, fiduciary obligation or otherwise.  Without in any way limiting the provisions of this Section 7, Executive further acknowledges and agrees that the provisions of this Section 7 shall remain applicable in accordance with their terms after the date of termination of Executive’s employment, regardless of whether Executive’s termination or cessation of employment is voluntary or involuntary.

7.2         Confidential and Proprietary Information.  During and after the term of Executive’s employment with IntraLinks, Executive covenants and agrees that he will not disclose to anyone without IntraLinks’ prior written consent, any confidential materials, documents, records or other non-public information of any type whatsoever concerning or relating to the business and affairs of IntraLinks which Executive may have acquired in the course of his employment hereunder, including but not limited to: (i) trade secrets of IntraLinks; (ii) lists of and/or information concerning current, former, and/or prospective customers or clients of IntraLinks; (iii) information relating to methods of doing business (including information concerning operations, technology and systems) in use or contemplated use by IntraLinks and not generally known among IntraLinks’ competitors, except to the extent such disclosure is required by law, regulation or legal process.

7.3         Rights and Remedies upon Breach.  Executive acknowledges and agrees that his breach of any provision of this Section 7 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages do not provide an adequate remedy.  Therefore, if Executive breaches or threatens to commit a breach of any Restrictive Covenant, IntraLinks shall have the following rights and remedies (in accordance with applicable law and upon compliance with any necessary prerequisites imposed by law upon the availability of such remedies), each of which rights an remedies shall be independent of the other and severally enforceable, and all of which right and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to IntraLinks under law or in equity (including, without limitation, the recovery of damages):

(a) To have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having jurisdiction, including, without limitation, the right to seek an entry against Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants;

(b) To require Executive to forfeit his right to receive the balance of any compensation due him which is not yet earned and accrued under this Agreement (whether it be in the form of Annual Salary, expenses or paid time off); and

(c) To require Executive to account for and pay over to IntraLinks all compensation, profits, monies, accruals, increments or other benefits (collectively, “Profits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and Executive shall account for and pay over the Profits to IntraLinks.

7.4         Definition of IntraLinks.  For this Section 7, “IntraLinks” shall include all of IntraLinks’ parents, subsidiaries, and affiliates and their respective successors and assigns, and “affiliate” shall mean any entity that, directly of indirectly, through one or more intermediaries, controls or is controlled by or is under common control with IntraLinks.  As used in this Section 7.4, “control” shall mean the possession, directly or indirectly, of the powers to direct or cause the direction of the management and policies of such entity, whether though the ownership of voting securities, by contract or otherwise.

8.           Term

This Agreement shall have an initial term of twelve (12) months (the “Initial Term”) and renew automatically for successive twelve month terms (each, a “Renewal Term”).  Either party may terminate this Agreement as of the end of the Initial Term or of any Renewal Term by giving the other party at least 60 days’ written notice of non-renewal and termination.  Nothing in this Section 8 shall alter or affect the “at will” nature of Executive’s employment by IntraLinks.

9.           Other Provisions

9.1         Severability.  Executive acknowledges and agrees that (i) she has had an opportunity to seek advice of counsel in connection with this Agreement; and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects.  If it is determined by a court of competent jurisdiction that any provision of this Agreement, including, without limitation, any Restrictive Covenant, or any part thereof, is invalid or unenforceable, the remainder of the Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid provisions.  The parties hereto will substitute for the invalid or unenforceable provision a new, mutually acceptable, valid and enforceable provision of like economic effect.

9.2         Blue Penciling.  If any court determines that any covenant in this Agreement, including, without limitation, any Restrictive Covenant or any part thereof, is unenforceable because of the duration or geographical scope of such provision, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

9.3         Executive shall be entitled to indemnification as provided in IntraLinks’ certificate of incorporation, bylaws and any pre-existing agreement between IntraLinks and Executive, to the fullest extent permitted under Delaware law.

9.4         Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered in person, by facsimile or by certified or registered mail, postage prepaid.  Any such notice given by certified or registered mail shall be deemed given five days after the date of deposit in the United States mails as follows:

(i)	If to IntraLinks: IntraLinks, Inc. 150 East 42nd St. New York, NY 10017 Attention: General Counsel

(ii)	If to Executive, to: Andrew Damico _________________

Any such person may by notice given in accordance with this Section to the other party designate another address or person for receipt by such person of notices hereunder.

9.5         Prior Existing Agreements.  NOTHING HEREIN SHALL AFFECT THE VALIDITY, ENFORCEABILITY, OR RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER ANY WRITTEN AGREEMENT PREVIOUSLY EXECUTED BY EXECUTIVE AND INTRALINKS IN EFFECT AS OF THE DATE HEREOF.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE PARTIES AGREE THAT THE RESTRICTIVE COVENANTS SET FORTH HEREIN ARE SUPPLEMENTAL TO AND DO NOT SUPERSEDE OR REPLACE RESTRICTIVE COVENANTS UNDER ANY PREVIOUSLY EXECUTED AGREEMENT WITH INTRALINKS, IT BEING UNDERSTOOD THAT THE RESTRICTIVE PERIODS UNDER ANY SUCH AGREEMENT(S) SHALL RUN CONCURRENTLY WITH THE RESTRICTIVE PERIODS SET FORTH IN THIS AGREEMENT.

9.6         Waivers and Amendments.  This Agreement may be amended, superseded or canceled, and the terms hereof may be waived, only by a written instrument singed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay by ally party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise as any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

9.7         GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

9.8         Assignment.  This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive without the prior written consent of IntraLinks; any purported assignment by Executive in violation hereof shall be null and void.  In the event of any sale, transfer or other disposition of all or substantially all of IntraLinks’ assets or business, whether by merger, consolidation or otherwise, IntraLinks may assign this Agreement and its rights hereunder.

9.9         Withholding.  IntraLinks shall be entitled to withhold from any payments or deemed payments any amount of withholding required by applicable law.

9.10                 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

9.11                 Survival.  Anything in this Agreement to the contrary notwithstanding, to the extent applicable, Sections 1, 7 and 9 shall survive the termination of this Agreement for any reason.

9.12                 Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

9.13                 Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.  Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

EXECUTIVE:	INTRALINKS, INC.

/s/ J. Andrew Damico	BY:	/s/ Gary Hirsch
J. Andrew Damico	Name	Gary Hirsh
Date:	Title	SVP, Secretary
Date